UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 7)

                   CONTINENTAL INFORMATION SYSTEMS CORPORATION
                                (Name of Issuer)

                           COMMON STOCK $.01 PAR VALUE
                         (Title of Class of Securities)

                                    211497102
                                 (CUSIP Number)

                             DAVID M. GERSTEIN, ESQ.
                           GERSTEIN & CHURCHILL, P.C.
          300 Park Avenue, 20th Fl., N.Y., N.Y. 10022 / (212) 223-0600
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                October 19, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject of the Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the labilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  211497102                  13D                     Page 2 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           OSCAR GRUSS & SON INCORPORATED
           E.I.D. No 13-2913779
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           NEW YORK STATE
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           BD & CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                     Page 3 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           EMANUEL GRUSS
           S.S. No. ###-##-####
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           UNITED STATES
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                     Page 4 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           RIANE GRUSS
           S.S. No ###-##-####
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           UNITED STATES
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                     Page 5 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HERMANN MERKIN
           S.S. No. ###-##-####
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           UNITED STATES
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                     Page 6 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           MICHAEL ROSEN
           S.S. No. ###-##-####
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           UNITED STATES
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                     Page 7 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           LESLIE GRUSS
           S.S. No. ###-##-####
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           UNITED STATES
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                     Page 8 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           MICHAEL SHAOUL
           S.S. No. ###-##-####
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           UNITED STATES
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                     Page 9 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           JULIUS S. ANREDER
           S.S. No. ###-##-####
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           UNITED STATES
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                    Page 10 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           DANIEL GOLDBERG
           S.S. No. ###-##-####
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           UNITED STATES
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                    Page 11 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           FRANCIS J. DAVIS
           S.S. No. ###-##-####
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           UNITED STATES
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                    Page 12 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           EMANUEL GRUSS AND LESLIE GRUSS, TRUSTEES
           FBO RIPTON PHILIP GRUSS ROSEN
           EID NO. 13-6960809
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           NEW YORK STATE
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                    Page 13 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           EMANUEL GRUSS AND LESLIE GRUSS, TRUSTEES
           FBO MORGAN ALFRED GRUSS ROSEN
           EID NO. 13-7012429
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           NEW YORK STATE
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                    Page 14 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           EMANUEL GRUSS AND BRENDA GRUSS, TRUSTEES
           FBO OREN ARTHUR GRUSS HIRSCH
           EID NO. 13-6875251
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           NEW YORK STATE
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                    Page 15 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           EMANUEL GRUSS AND BRENDA GRUSS, TRUSTEES
           FBO JONATHAN OSCAR GRUSS HIRSCH
           EID NO. 13-6960808
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           NEW YORK STATE
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  211497102                  13D                    Page 16 of 30 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           EMANUEL GRUSS AND BRENDA GRUSS, TRUSTEES
           FBO LENI GRUSS HIRSCH
           EID NO. 13-7067807
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

           PF; See Item 3

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


           NEW YORK STATE
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           See Item 5
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


           See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


           OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 17 of 30 Pages


Item 1.   Security and Issuer

     The security and issuer are the same as previously reported, except that the issuer's principal executive offices are now located at 45 Broadway, Suite 1105, New York, NY 10006.

Item 2.   Identity and Background

     All of the reporting persons listed in Item 5 below of this Amendment No. 7 have been previously identified as reporting persons in the Schedule 13D, as amended, which has been filed previously, except that the following individuals are included as additional reporting persons by reason of stock acquisitions by them which are described in Item 3 :

NAME                           ADDRESS                              CITIZENSHIP
-----------------              ---------------------                -----------

Michael Shaoul                 74 Broad Street                      U.S.
                               New York, NY 10004

Francis J.  Davis              74 Broad Street                      U.S.
                               New York, NY 10004

Leslie Gruss                   143 Avenue B                         U.S.
                               New York, NY 10009

Brenda Gruss                   4901 Dorset Avenue                   U.S.
                               Chevy Chase, MD 20815


     Michael Shaoul is a shareholder, director and officer (Executive Vice-President and Chief Financial Officer) of one of the reporting persons, Oscar Gruss & Son Inc. ("OGSI"). Francis J. Davis is the Executive Vice-President -- Trading of OGSI. Leslie Gruss is a

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 18 of 30 Pages


shareholder of OGSI, the wife of another reporting person, Michael Rosen, and a daughter of Emanuel Gruss and Riane Gruss, two other reporting persons. Brenda Gruss is also a daughter of Emanuel Gruss and Riane Gruss.

     As to the reporting persons previously identified, the following changes have been effected: (i) Michael Rosen is a shareholder, director and the President, Treasurer and Chief Executive Officer of OGSI; (ii) Emanuel Gruss is no longer an officer of OGSI (although he remains a member of the Board of Directors, and is the holder of more than 90% of the shares of its preferred stock); (iii) Riane Gruss is no longer a director of OGSI; (iv) Julius Anreder, a shareholder, director and officer of OGSI at the time of his death, passed away on November 20, 1998; (v) Harvey Gelfenbein is not included as a reporting person (either individually or in the previously reported capacity of co-trustee of certain trusts for the benefit of Emanuel Gruss' grandchildren), because he is no longer an officer, director or shareholder of OGSI, and he is no longer a co-trustee with respect to such trusts. Succeeding to the positions of co-trustees with respect to such trusts are Leslie Gruss, with respect to two of such trusts, as identified below, and Brenda Gruss, with respect to three of such trusts, as identified below.

     During the last five years, none of the additional reporting persons referred to above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or, except as hereinafter described, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result thereof was or is

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 19 of 30 Pages


subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration

     On October 19, 1998, the reporting persons purchased 300,209 shares of the issuer's common stock as set forth in the following table:

     NAME                          NO. OF SHARES                     PRICE
--------------------------------------------------------------------------------
Emanuel Gruss                          60,000                       $75,000
--------------------------------------------------------------------------------
Oscar Gruss & Son Inc.                 65,209                       $81,511.25
--------------------------------------------------------------------------------
Michael Shaoul                         10,000                       $12,500
--------------------------------------------------------------------------------
Francis J. Davis                       10,000                       $12,500
--------------------------------------------------------------------------------
Daniel Goldberg                        40,000                       $50,000
--------------------------------------------------------------------------------
Leslie Gruss                           53,000                       $66,250
--------------------------------------------------------------------------------
Emanuel Gruss and Leslie               23,500                       $29,375
Gruss as Trustees FBO
Ripton Philip Gruss Rosen
--------------------------------------------------------------------------------
Emanuel Gruss and Leslie               23,500                       $29,375
Gruss as Trustees FBO
Morgan Alfred Gruss Rosen
--------------------------------------------------------------------------------
               TOTAL                  285,209                      $356,511.25


     Certain additional shares were acquired by certain of the reporting persons, without any additional payment by them, as further distributions from the issuer resulting from their previous acquisition of claims against the issuer and certain affiliated companies in the bankruptcy proceeding described in the Schedule 13D, as previously amended, and, in the

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 20 of 30 Pages


case of Michael Rosen, a portion of the shares so acquired without any additional payment were received by him in consideration of his having advised others concerning the purchase of such claims in such bankruptcy proceeding.

     No portion of the funds or other consideration used by any of the reporting persons to purchase any of the shares covered by this Amendment No. 7 was borrowed.

Item 5.   Interest in Securities of the Issuer

     The following table sets forth the number of shares of the common stock of the issuer which are beneficially owned by each reporting person and by all of the reporting persons in the aggregate, as a group, together with the percentage of such common stock beneficially owned by each reporting person and all reporting persons in the aggregate as a group on the date hereof. Except for the powers which Leslie Gruss (with respect to two trusts) and Brenda Gruss (with respect to three trusts) share with Emanuel Gruss, as trustees of the trusts described below, each reporting person has sole power to vote and dispose of the shares of such common stock which are beneficially owned by such reporting person.

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 21 of 30 Pages


               NAME                                    NUMBER OF                     PERCENTAGE OF COMMON
                                                         SHARES                       STOCK BENEFICIALLY
                                                      BENEFICIALLY                           OWNED
                                                         OWNED                       --------------------
                                                      ------------
---------------------------------------------------------------------------------------------------------
Oscar Gruss & Son Inc.                              531,505 (Note 1)                         7.7%
---------------------------------------------------------------------------------------------------------
Emanuel Gruss                                       363,699 (Note 1)                         5.2%
---------------------------------------------------------------------------------------------------------
Riane Gruss                                         100,000 (Note 1)                         1.4%
---------------------------------------------------------------------------------------------------------
Hermann Merkin                                      166,227 (Note 1)                         2.4%
---------------------------------------------------------------------------------------------------------
Michael Rosen                                        32,644 (Note 1)                          .5%
---------------------------------------------------------------------------------------------------------
Leslie Gruss                                         58,000 (Note 1)                          .8%
---------------------------------------------------------------------------------------------------------
Michael Shaoul                                       15,000 (Note 1)                          .2%
---------------------------------------------------------------------------------------------------------
Julius S. Anreder (Note 7)                           10,000 (Note 1)                          .1%
---------------------------------------------------------------------------------------------------------
Daniel Goldberg                                      50,000 (Note 1)                          .7%
---------------------------------------------------------------------------------------------------------
Francis J.  Davis                                    10,000 (Note 1)                          .1%
---------------------------------------------------------------------------------------------------------
Emanuel Gruss and Leslie Gruss as                    65,381 (Note 1 & 2)                      .9%
Trustees FBO Ripton Philip GrussRosen
---------------------------------------------------------------------------------------------------------
Emanuel Gruss and Leslie Gruss as                    61,293 (Note 1 & 3)                      .9%
Trustees FBO Morgan Alfred GrussRosen
---------------------------------------------------------------------------------------------------------
Emanuel Gruss and Brenda Gruss as                    36,351 (Note 1&4)                        .5%
Trustees FBO Oren Arthur Gruss Hirsch
---------------------------------------------------------------------------------------------------------
Emanuel Gruss and Brenda Gruss as                    32,264 (Note 1&5)                        .5%
Trustees FBO Jonathan Oscar Gruss
Hirsch
---------------------------------------------------------------------------------------------------------
Emanuel Gruss and Brenda Gruss as                    12,500 (Note 6)                          .2%
Trustees FBO Leni Gruss Hirsch
---------------------------------------------------------------------------------------------------------
All of the Reporting Persons                      1,544,864                                 22.3 %
in the Aggregate as a Group
---------------------------------------------------------------------------------------------------------


Note 1: Of the shares beneficially owned by Rosen, a portion is being held by OGSI for him and a portion is being held by OGSI for him in an account which is maintained for Merkin. Rosen may be entitled to receive a portion of the shares of Common Stock held by other Reporting Persons depending on future events. See Item 6.

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 22 of 30 Pages


Note 2: Such shares are being held in trust for the benefit of Ripton Philip Gruss Rosen by Emanuel Gruss and Leslie Gruss as trustees under a trust agreement dated December 26, 1960. The trustees have the shared power to vote and dispose of such shares.

Note 3: Such shares are being held in trust for the benefit of Morgan Alfred Gruss Rosen by Emanuel Gruss and Leslie Gruss as trustees under a trust agreement dated March 22, 1993. The trustees have the shared power to vote and dispose of such shares.

Note 4: Such shares are being held in trust for the benefit of Oren Arthur Gruss Hirsch by Emanuel Gruss and Brenda Gruss as trustees under a trust agreement dated June 17, 1986. The trustees have the shared power to vote and dispose of such shares.

Note 5: Such shares are being held in trust for the benefit of Jonathan Oscar Gruss Hirsch by Emanuel Gruss and Brenda Gruss as trustees under a trust agreement dated December 26, 1990. The trustees have the shared power to vote and dispose of such shares.

Note 6: Such shares are being held in trust for the benefit of Leni Gruss Hirsch by Emanuel Gruss and Brenda Gruss as Trustees under a trust agreement dated June 9, 1995. The trustees have the shared power to vote and dispose of such shares.

Note 7: Mr. Anreder passed away on November 20, 1998. As of the date of this filing, no legal representative has been appointed.

     During the past sixty days the following transactions in the common stock of the issuer were effected by the following reporting persons in the over-the-counter market:

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 23 of 30 Pages


   NAME OF REPORTING                        SHARES                  PRICE PER SHARE                  DATE OF
       PERSON                               BOUGHT                                                 TRANSACTION
-------------------------------------------------------------------------------------------------------------
Emanuel Gruss                               60,000                      $1.25                       10/19/98
-------------------------------------------------------------------------------------------------------------
Oscar Gruss & Son Inc.                      65,209                      $1.25                       10/19/98
-------------------------------------------------------------------------------------------------------------
Michael Shaoul                              10,000                      $1.25                       10/19/98
-------------------------------------------------------------------------------------------------------------
Frank Davis                                 10,000                      $1.25                       10/19/98
-------------------------------------------------------------------------------------------------------------
Daniel Goldberg                             40,000                      $1.25                       10/19/98
-------------------------------------------------------------------------------------------------------------
Leslie Gruss                                53,000                      $1.25                       10/19/98
-------------------------------------------------------------------------------------------------------------
Emanuel Gruss and Leslie                    23,500                      $1.25                       10/19/98
Gruss as Trustees FBO
Ripton Philip Gruss Rosen
-------------------------------------------------------------------------------------------------------------
Emanuel Gruss and Leslie                    23,500                      $1.25                       10/19/98
Gruss as Trustees FBO
Morgan Alfred Gruss Rosen
-------------------------------------------------------------------------------------------------------------
TOTAL                                      285,209
-------------------------------------------------------------------------------------------------------------

     In addition, on October 20, 1998, Oscar Gruss & Son Inc., a market maker with respect to the issuer's common stock, sold 13,000 shares of such common stock to another market maker at a price of $1 9/16 per share.

Item 7.   Material To Be Filed as Exhibits

     Addendum to Joint Filing Agreement under Section 13d-1(f) of the 34 Act (Michael Shaoul)

     Addendum to Joint Filing Agreement under Section 13d-1(f) of the 34 Act (Francis J. Davis)

     Addendum to Joint Filing Agreement under Section 13d-1(f) of the 34 Act (Leslie Gruss)

     Addendum to Joint Filing Agreement under Section 13d-1(f) of the 34 Act (Brenda Gruss)

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 24 of 30 Pages


                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true and complete.

Dated:   November 23, 1998


                                                  Oscar Gruss & Son Incorporated


                                                  By: /s/ Michael Rosen
                                                      --------------------------
                                                      Michael Rosen, President


                                                 /s/ Michael Rosen
                                                 -------------------------------
                                                 Emanuel Gruss, by Michael Rosen
                                                 as Attorney-in-Fact


                                                 /s/ Michael Rosen
                                                 -------------------------------
                                                 Riane Gruss, by Michael Rosen
                                                 as Attorney-in-Fact


                                                 /s/ Michael Rosen
                                                 -------------------------------
                                                 Michael Rosen

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 25 of 30 Pages


                                       SIGNATURES CONTINUED
                                       --------------------


                    /s/ Michael Rosen
                    ------------------------------------------------------------
                    Leslie Gruss, by Michael Rosen,
                    as Attorney-in-Fact


                    /s/ Michael Rosen
                    ------------------------------------------------------------
                    Michael Shaoul, by Michael Rosen,
                    as Attorney-in-Fact


                    [signature not available: deceased, no legal representative]
                    ------------------------------------------------------------
                    Julius S. Anreder


                    /s/ Daniel Goldberg
                    ------------------------------------------------------------
                    Daniel Goldberg


                    /s/ Michael Rosen
                    ------------------------------------------------------------
                    Francis J. Davis, by Michael Rosen,
                    as Attorney-in-Fact


                    /s/ Michael Rosen
                    ------------------------------------------------------------
                    Emanuel Gruss and Leslie Gruss as Trustees
                    for the Benefit of Ripton Philip Gruss Rosen,
                    by Michael Rosen, as Attorney-in-Fact

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 26 of 30 Pages


                              SIGNATURES CONTINUED


                                  /s/ Michael Rosen
                                  ----------------------------------------------
                                  Emanuel Gruss and Leslie Gruss as Trustees
                                  for the Benefit of Morgan Alfred Gruss Rosen, by Michael Rosen, as Attorney-in-Fact


                                  /s/ Michael Rosen

                                  /s/ Brenda Gruss
                                  ----------------------------------------------
                                  Emanuel Gruss, by Michael Rosen, as
                                  Attorney-in-Fact, and Brenda Gruss, as
                                  Trustees for the Benefit of Oren Arthur Gruss Hirsch


                                  /s/ Michael Rosen

                                  /s/ Brenda Gruss
                                  ----------------------------------------------
                                  Emanuel Gruss, by Michael Rosen, as
                                  Attorney-in-Fact, and Brenda Gruss, as
                                  Trustees for the Benefit of Jonathan Oscar
                                  Gruss Hirsch


                                  /s/ Michael Rosen

                                  /s/ Brenda Gruss
                                  ----------------------------------------------
                                  Emanuel Gruss, by Michael Rosen, as
                                  Attorney-in-Fact, and Brenda Gruss, as
                                  Trustees for the Benefit of Leni Gruss Hirsch,

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 27 of 30 Pages


                       ADDENDUM TO JOINT FILING AGREEMENT


     This instrument constitutes an addendum to the Joint Filing Agreement dated April 27, 1995 filed by the reporting persons named therein, as heretofore supplemented by an Addendum dated December 20, 1995, and an Addendum dated February 9, 1996. The undersigned, in accordance with the requirements of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, does hereby also agree to the joint filing by all persons named herein and all other reporting persons (as defined in the Schedule 13D referred to below), of a statement on
Schedule 13D (including all amendments thereto) with respect to the common stock of Continental Information Systems Corporation, par value $.01 per share, and to the inclusion of this Agreement as an exhibit to such filing. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the undersigned hereby executes this Agreement this 23rd day of November, 1998.

                                         /s/ Michael Rosen
                                         ---------------------------------------
                                         Francis J.  Davis, by Michael Rosen, as
                                         Attorney-in-Fact

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 28 of 30 Pages


                       ADDENDUM TO JOINT FILING AGREEMENT


     This instrument constitutes an addendum to the Joint Filing Agreement dated April 27, 1995 filed by the reporting persons named therein, as heretofore supplemented by an Addendum dated December 20, 1995, and an Addendum dated February 9, 1996. The undersigned, in accordance with the requirements of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, does hereby also agree to the joint filing by all persons named herein and all other reporting persons (as defined in the Schedule 13D referred to below), of a statement on
Schedule 13D (including all amendments thereto) with respect to the common stock of Continental Information Systems Corporation, par value $.01 per share, and to the inclusion of this Agreement as an exhibit to such filing. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the undersigned hereby executes this Agreement this 23rd day of November, 1998.

                                              /s/ Michael Rosen
                                              ----------------------------------
                                              Leslie Gruss, by Michael Rosen, as
                                              Attorney-in-Fact

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 29 of 30 Pages


                       ADDENDUM TO JOINT FILING AGREEMENT


     This instrument constitutes an addendum to the Joint Filing Agreement dated April 27, 1995 filed by the reporting persons named therein, as heretofore supplemented by an Addendum dated December 20, 1995, and an Addendum dated February 9, 1996. The undersigned, in accordance with the requirements of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, does hereby also agree to the joint filing by all persons named herein and all other reporting persons (as defined in the Schedule 13D referred to below), of a statement on
Schedule 13D (including all amendments thereto) with respect to the common stock of Continental Information Systems Corporation, par value $.01 per share, and to the inclusion of this Agreement as an exhibit to such filing. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the undersigned hereby executes this Agreement this 23rd day of November, 1998.

                                            /s/ Michael Rosen
                                            ------------------------------------
                                            Michael Shaoul, by Michael Rosen, as
                                            Attorney-in-Fact

                                  SCHEDULE 13D


CUSIP No.  211497102                                         Page 30 of 30 Pages


                       ADDENDUM TO JOINT FILING AGREEMENT


     This instrument constitutes an addendum to the Joint Filing Agreement dated April 27, 1995 filed by the reporting persons named therein, as heretofore supplemented by an Addendum dated December 20, 1995, and an Addendum dated February 9, 1996. The undersigned, in accordance with the requirements of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, does hereby also agree to the joint filing by all persons named herein and all other reporting persons (as defined in the Schedule 13D referred to below), of a statement on
Schedule 13D (including all amendments thereto) with respect to the common stock of Continental Information Systems Corporation, par value $.01 per share, and to the inclusion of this Agreement as an exhibit to such filing. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the undersigned hereby executes this Agreement this 20th day of November, 1998.

                                                         /s/ Brenda Gruss
                                                         -----------------------
                                                         Brenda Gruss